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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Matria Healthcare, Inc.

We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheets of Matria Healthcare, Inc. and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive earnings (loss), and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, incorporated herein by reference. Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.


                                    KPMG LLP




Atlanta, Georgia
August 2, 2004